STIFEL FINANCIAL CORP.

Form 8-K Dated May 18, 2000

Exhibit 99: Press Release

[Stifel Financial Corp. logo] Stifel Financial News--------------------------------------------------------------------------------------------------------------------------------------------

One Financial Plaza

501 North Broadway

St. Louis, MO 63102

(314) 342-2000

For further information contact:

James M. Zemlyak

Chief Financial Officer

(314) 342-2228

Stifel Financial Corp.

Announces Settlement of

Oklahoma Transportation Authority Litigation and

Closing Agreement with Internal Revenue Service

St. Louis, Missouri, May 18, 2000 - Stifel Financial Corp. (NYSE: "SF") today announced that its principal subsidiary, Stifel, Nicolaus & Company, Incorporated ("Stifel"), and Sakura Global Capital, Inc. ("Sakura") have entered into a settlement agreement with the Oklahoma Transportation Authority ("OTA"), formerly known as the Oklahoma Turnpike Authority, relating to the 1992 OTA $608 million bond issue. In connection with the settlement, the settling parties also entered he Internal Revenue Service which preserves the tax-exempt status of the bonds.

The settlement agreement resolves the five year-old civil action filed by the OTA. The suit sought payment of an alleged undisclosed $6.5 million fee paid to Stifel by Sakura in connection with an advance refunding escrow for the 1992 bonds. The Company's portion of the settlement, which is fully reserved and will have no impact on the Company's earnings, equaled $2.1 million of the total settlement amount of $4.2 million.

Ronald J. Kruszewski, President and Chief Executive Officer, stated, "Since joining Stifel in late 1997, one of our principal goals has been to resolve this litigation. We are pleased with the settlement, which removes a potential risk to the Company and its shareholders and, importantly, protects the tax-exempt status of the 1992 OTA bonds."

Stifel Financial Corp. is a financial services holding company whose subsidiaries are engaged in general securities brokerage, investment banking, and money management with locations in 17 states, primarily in the Midwest. To learn more about Stifel, please visit the Company's web site at www.stifel.com.

For further information on the settlement, contact Company's counsel, Dennis M. Kelleher, Skadden, Arps, Slate, Meager & Flom LLP (617) 573-4805.

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